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                                                                  EXHIBIT (l)(3)

                                  May 9, 2001


Nuveen New Jersey Dividend
 Advantage Municipal Fund
c/o David Sturms, Esq.
Vedder Price, Kaufman & Kammholz
222 N. LaSalle Street
Chicago, IL 60601


Ladies and Gentlemen:

         You are hereby authorized to use the name of Riker, Danzig, Scherer, Hyland & Perretti LLP in connection with the filing of a registration statement relating to the issuance of shares of Nuveen New Jersey Dividend Advantage Municipal Fund with respect to the provision of legal opinions on matters of State of New Jersey law.

                              Very truly yours,

                              /s/ RIKER, DANZIG, SCHERER, HYLAND & PERRETTI LLP